Common Stock Offering
Investor Presentation
John E. Peck,
President & Chief Executive Officer
Billy C. Duvall,
Senior Vice President & Chief Financial Officer
June 2010
Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated June 7, 2010
Relating to Preliminary Prospectus dated June 4, 2010
Registration Statement No. 333-167072
Explanatory Note: This Issuer Free Writing Prospectus is being filed solely to correct an inconsistency in  the ratio calculations of non-performing assets to total assets of KY banks and thrifts on page 13. These ratios have been revised to exclude renegotiated loans from non-performing assets, which are also excluded in the Company's ratios.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov or by visiting our web site at www.bankwithheritage.com. Alternatively, we, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free (800) 800-4693.
Certain statements contained herein are forward-looking statements, within the meaning of Section
27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are
subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-
looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality and competition affecting the Company’s business; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual
Report on Form 10-K for the year ended December 31, 2009 and in subsequent reports filed on Form
10-Q and Form 8-K.
We can give no assurance that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition.  We disclaim any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise, except as required by law.
Cautionary and Forward Looking Statements

This presentation also includes non-GAAP financial measures determined by methods other than in accordance with generally accepted accounting principles (“GAAP”).  Such non-GAAP financial measures include (1) the ratio of tangible common equity to tangible assets, (2) tangible book value per share, (3) return on average assets excluding goodwill impairment charge, (4) return on average equity excluding goodwill impairment charge and (5) efficiency ratio excluding goodwill impairment charge and foreclosed property expenses.  The most comparable GAAP measures to these measures are the ratio of equity to total assets, book value per share, return on average assets, return on average equity and efficiency ratio, respectively.
We use these non-GAAP financial measures because we believe they are useful for evaluating our financial condition, operations and performance over periods of time, as well as in managing and evaluating our business and in discussions about our operations and performance.  We also believe these non-GAAP financial measures provides users of our financial information with a meaningful measure for assessing our financial condition, financial results and credit trends, as well as comparison to financial results for prior periods.  These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that other companies may use.  For a reconciliation of these non-
GAAP financial measures to the most comparable GAAP measure, please see page 21 of this presentation
Non-GAAP Measures

Issuer HopFed Bancorp, Inc.
NASDAQ Global Market - HFBC
Type of Security Common Stock
Transaction Size $30 million
Over-Allotment Option 15%
Share Price $11.00 (as of 6/3/10)
Pre-Offering Market Capitalization $39.6 million
Pre-Offering Shares Outstanding 3,599,417 (as of 05/7/10)
Use of Proceeds Organic growth, opportunistic
acquisitions, general corporate purposes
and to position us for eventual
redemption of our TARP Preferred Stock
Sole Manager Howe Barnes Hoefer & Arnett
Offering Summary

Offering Rationale
Further strengthens balance sheet and regulatory capital ratios
Allows us to continue to reposition our balance sheet
Expect to contribute approximately $10.0 million of the net proceeds to the Bank to bolster regulatory capital ratios
Supports ongoing and future growth
We believe our economically stable markets are ideal for a community bank of our size and provide tremendous growth opportunities
We continuously search for organic growth and external expansion opportunities within our markets and complementary, contiguous markets
Increases our overall financial flexibility
Positions us for the eventual redemption of our Series A Preferred Stock issued to the
U.S. Treasury under the Capital Purchase Program
Allows us to maintain prudent and required regulatory capital ratios

Experienced Management Team
Our management team has over 150 years of combined industry
experience and strong ties to the Western Kentucky and Middle
Tennessee markets
Years with Industry
Name Position HFBC Experience Previous experience
John Peck President & CEO 10 29 President and CEO of United Commonwealth Bank
President of Firstar Bank-Calloway County
Mike Woolfolk Chief Operating Officer 10 38 President of Firstar Bank-Marshall County
Senior Vice President of Operations of Citizens Bank
Billy Duvall Chief Financial Officer 9 20 Auditor with Rayburn, Betts & Bates, P.C.
Examiner with National Credit Union Administration
Michael Stalls SVP & Chief Credit Officer 7 36 Senior Lending Officer at Regions Bank (Southern TN)
Boyd Clark SVP & Corporate Secretary 38 38 Held a variety of positions all at Heritage Bank

CALVERT CITY OFFICE
BENTON OFFICE
CADIZ OFFICE
HOPKINSVILLE OFFICES
ELKTON OFFICE
MURRAY OFFICES
FULTON OFFICES
CLARKSVILLE OFFICES
PLEASANT VIEW OFFICE
ERIN OFFICE
ASHLAND CITY OFFICE
KINGSTON SPRINGS OFFICE
Bowling Green
Nashville
Fort Campbell
Union City
Mayfield
Springfield

HOPFEDBANCORP, INC.

Company Profile
(1) As of March 31, 2010
(2) As of June 3, 2010
Headquarters
Hopkinsville, Kentucky
18 branches:
11 in Kentucky; 7 in Tennessee
Average Volume (52 week)
(2)
2,770 shares per day
Total Assets
(1)
$1.1 billion
Insider Ownership
(1)
10%
Common Stockholders’ Equity
(1)
$63.6 million
Institutional Ownership
(1)
16%
Source: SNL Financial LC  and Company reports

Market Areas – Clarksville/Hopkinsville
8 offices in 4 counties
Clarksville, TN was ranked as the
ninth fastest growing city in the
nation by the U.S. Census Bureau in
2007
Entire market area home to Ft.
Campbell Army Base with 22,000
active personnel – largest
employer in TN and KY
“Green Energy Corridor” – future
home of Hemlock Semiconductor
Diverse agricultural production –
corn, wheat, soybeans, cattle and
tobacco
Strong retail and service industries
Home to Austin Peay State
University with 10,000+ students
Recognized for growth potential,
talented labor pool and affordable
living
Clarksville/Hopkinsville MSA Market Share
(1)
($ in millions)
Market # of Deposits in Market
Rank Institution (State) branches Market Share
1 F&M Financial Corporation (TN) 9 415 $                     13.74%
2 Planters Financial Group Inc. (TN) 8 336                        11.12%
3 Regions Financial Corp. (AL) 7 310                        10.24%
4 HopFed Bancorp Inc. (KY) 7 309                        10.23%
5 BB&T Corp. (NC) 6 293                        9.70%
6 U.S. Bancorp (MN) 12 243                        8.05%
7 Legends Financial Holdings Inc (TN) 6 225                        7.44%
8 First Advantage Bancorp (TN) 5 208                        6.90%
9 Bank of America Corp. (NC) 4 191                        6.32%
10 Green Bankshares Inc (TN) 5 131                        4.33%
11 Todd Bancshares Inc. (KY) 4 113                        3.73%
12 Cumberland Bancorp Inc. (TN) 5 106                        3.50%
13 Cadiz Bancorp Inc. (KY) 4 73                           2.40%
14 Jackson Financial Corporation (KY) 2 69                           2.29%
15 J. R. Montgomery Bancorp. (OK) 1 0                             0.02%
Grand Total 85 3,021 $                100.00%
(1) Source: SNL Financial LC; Branch deposit data as  of June 30, 2009

Market Areas – Middle Tennessee
3 offices in Cheatham County
and 1 in Houston County
Cheatham County is in
Nashville MSA and currently
serves as a Nashville bedroom
community
Light manufacturing
Management values good
deposit mix, long term growth
prospects and proximity to
Nashville
Management considers this
market a logical entry point
into other communities within
the Nashville MSA
Nashville MSA Market Share
(1)
($ in millions)
Market # of Deposits in Market
Rank Institution (State) branches Market Share
1 Regions Financial Corp. (AL) 67 6,120 $                18.78%
2 Bank of America Corp. (NC) 38 4,924 13.71%
3 SunTrust Banks Inc. (GA) 57 4,220 12.91%
4 Pinnacle Financial Partners (TN) 30 3,638 9.53%
5 Fifth Third Bancorp (OH) 30 1,742 5.08%
6 First Horizon National Corp. (TN) 49 1,659 5.20%
7 Tennessee Commerce Bancorp Inc (TN) 1 1,205 3.05%
8 Wilson Bank Holding Company (TN) 21 1,176 3.59%
9 U.S. Bancorp (MN) 51 1,023 2.84%
10 Green Bankshares Inc (TN) 21 717 2.24%
11 First South Bancorp Inc. (TN) 10 601 1.53%
12 Synovus Financial Corp. (GA) 10 541 2.25%
13 BB&T Corp. (NC) 3 459 1.44%
14 Wells Fargo & Co. (CA) 11 428 1.11%
15 First Farmers Bancshares Inc. (TN) 10 378 1.20%
16 Avenue Financial Holdings Inc. (TN) 6 350 0.61%
17 Renasant Corp. (MS) 7 347 1.16%
18 Reliant Bank (TN) 3 323 0.84%
19 Southeastern Bancorp Inc. (TN) 9 293 0.97%
20 Citizens Bncp Investment Inc. (TN) 10 272 0.84%
47 HopFed Bancorp Inc. (KY) 3 59 0.17%
Grand Total 564 34,682 $
(1) Source: SNL Financial LC; Branch deposit  data as  of June 30, 2009

Market Areas – Western Kentucky
6 offices in 3 counties
Significant agricultural base
with prominent wheat, corn
and soybean production
Light manufacturing
Tourism focused on
Kentucky Lake and Land
Between the Lakes
Home to Murray State
University with 10,000+
students
This is an economically
stable region that
management views as a
reliable source of core
deposits and quality loans
Market Share – Fulton, Marshall and Calloway
Counties
(1)
($ in millions)
Market # of Deposits in Market
Rank Institution (State) branches Market Share
1 Community Financial Services (KY) 6 323 $                     21.90%
2 HopFed Bancorp Inc. (KY) 6 320                        21.71%
3 BB&T Corp. (NC) 4 226                        15.34%
4 Regions Financial Corp. (AL) 5 208                        14.10%
5 BancKentucky Inc. (KY) 2 174                        11.81%
6 U.S. Bancorp (MN) 3 103                        6.98%
7 Citizens Bncp of Hickman Inc. (KY) 2 72                           4.88%
8 Reelfoot Bancshares Inc. (TN) 1 31                           2.11%
9 Exchange Bancshares Inc. (KY) 2 12                           0.81%
10 Jackson Financial Corporation (KY) 1 4                             0.28%
11 Woodforest Financial Group (TX) 1 1                             0.04%
12 Cadiz Bancorp Inc. (KY) 1 0                             0.03%
Grand Total 34 1,474 $                100.00%
(1) Source: SNL Financial LC; Branch deposit  data as  of June 30, 2009

Franchise Transformation
Over the last 10 years, we have transformed our franchise from a traditional mutual savings bank to a vibrant community bank
Source: Company reports
($ in thousands) 12/31/2000 12/31/2005 3/31/2010
Branches 5 9 18
Employees 33 126 245
Loans
1-4 Family 93,147 $       71.1% 211,564 $    52.7% 232,374 $    35.7%
Multi-family 2,841 2.2% 6,613 1.6% 48,023 7.4%
CRE 21,695 16.5% 102,676 25.6% 194,529 29.9%
C&D 5,729 4.4% 16,592 4.1% 98,762 15.1%
C&I 946 0.7% 36,945 9.2% 55,990 8.6%
Consumer 6,691 5.1% 26,924 6.7% 21,182 3.3%
Total 131,049 $    100.0% 401,314 $    100.0% 650,860 $    100.0%
Deposits
Transaction Accounts
Non-Interest Bearing 3,828 $         2.3% 36,918 $       7.6% 66,784 $       8.2%
Interest Bearing 9,527 5.8% 96,949 20.1% 103,714 12.7%
Total 13,355 8.1% 133,867 27.7% 170,498 20.9%
MMDA & Savings 34,371 20.7% 97,477 20.2% 62,502 7.6%
Time Deposits
Retail < $100K 103,446 $    62.5% 174,741 $    36.2% 391,254 $    47.9%
Retail > $100K 14,432 8.7% 76,643 15.9% 108,913 13.3%
Brokered - 0.0% - 0.0% 84,372 10.3%
Total 117,878 71.2% 251,384 52.1% 584,539 71.5%
Total 165,604 $    100.0% 482,728 $    100.0% 817,539 $    100.0%

Business Strategy
Focus on relationship banking
We operate our franchise in a manner that provides local decision making in our retail offices
We have a local market president and a local market advisory board within our larger markets
Focus on our existing market footprint
Our markets are ideal for a community bank as they provide both stability and growth
Ft. Campbell military base, located within our markets, is a major source of stability
Considerable population growth is projected for both the Clarksville and Nashville MSAs
Take advantage of our unique position as a middle market player
Our primary competitors are either large regional banks or smaller community banks
We are small enough to present ourselves to our customers as a locally-based community bank, yet large enough to attract businesses that require a larger capital  base to service their needs
Continue to reposition our balance sheet
In the last ten years we have transformed our Bank from a traditional mutual savings bank into a diversified financial institution
We believe that the continued diversification of our loan portfolio and improved deposit mix will result in improved operating results

Asset Quality
Non-performing Assets Detail
Much of our past success is
attributable to our
commitment to conservative
lending practices
During the recent economic
downturn, we have remained
profitable, while continuing to
fund our allowance for loan
losses to appropriate levels
Non-performing Assets to Total Assets
(1)(2)
(1) Non-performing assets do not include renegotiated loans.
(2) KY Banks & Thrifts include all banks and thrifts headquartered in Kentucky that are listed on a major stock exchange.
0.19%
0.16%
0.12%
0.84%
1.28%
1.29%
0.89%
0.94%
1.94%
0.59%
0.45%
1.93%
0.00%
0.50%
1.00%
1.50%
2.00%
2.50%
2005 2006 2007 2008 2009 Q1'10
HopFed Bancorp, Inc. KY Banks & Thrifts Median
($ in thousands) 2005 2006 2007 2008 2009 Q1'10
Non-performing loans 996 $          863 $          593 $          7,321 $       11,209 $     10,795 $
OREO 228              342              347              875              1,883           2,728
Non-performing assets
(1)
1,224 $       1,205 $       940 $          8,196 $       13,092 $     13,523 $
Total loans 401,314 $  499,438 $  581,094 $  634,210 $  650,945 $   650,860 $
Allowance of loan losses 4,004          4,470          4,842          6,133          8,851           8,639
Total assets 639,589     770,888     808,352     967,560     1,029,876 1,051,850
NPLs / total loans 0.25% 0.17% 0.10% 1.16% 1.72% 1.66%
NPAs / total assets 0.19% 0.16% 0.12% 0.84% 1.28% 1.29%
ALL / total loans 1.00% 0.90% 0.83% 0.97% 1.36% 1.33%
ALL / NPLs 402.01% 517.96% 816.53% 83.01% 78.96% 80.03%

Source: SNL Financial LC  and Company reports

Loan Portfolio
Total Loan Portfolio
(1)
Over the last 10 years we have transformed
our loan portfolio and continued loan
diversification should lead to improved
operating results
Total Loans: $650.9 million
Weighted Average Yield:
6.00%
(1) As of March 31, 2010
(2) Does not include over-allotment option
Loan Portfolio Concentration
(1)
Source: SNL Financial LC and Company reports
Consumer
3.2%
RE - 1-4 family
35.7%
RE - multi-family
7.4%
RE - CRE
(investor)
5.0%
RE - CRE (owner
occupied)
24.9%
RE - construction
5.2%
Land
development
10.0%
Commercial and
financial
8.6%
% of Pro
($ in thousands) % of Total % of Risk Forma Risk
Loan Category Amount Loans Based Capital Based Capital
(2)
Consumer 21,182 $       3.2% 22.9% 17.6%
RE - 1-4 family 232,374        35.7% 251.6% 192.8%
RE - multi-family 48,023          7.4% 52.0% 39.8%
RE - CRE (investor) 32,550          5.0% 35.2% 27.0%
RE - CRE (owner occupied) 161,979        24.9% 175.4% 134.4%
RE - construction 33,967          5.2% 36.8% 28.2%
Land development 64,795          10.0% 70.2% 53.8%
Commercial and financial 55,990          8.6% 60.6% 46.4%
650,860 $    100.0% 704.7% 540.0%
Total Capitalization 92,343 $       120,543 $

13% Compound Annual Growth Rate

HopFedBanCorp, Inc.

$818
$794
$713
$599
$569
$483
$0
$100
$200
$300
$400
$500
$600
$700
$800
$900
2005 2006 2007 2008 2009 Q1'10
Demand - nonint.
bearing
8.2%
Demand - int.
bearing
12.7%
Savings
7.6%
Retail CDs
32.7%
Jumbo CDs
38.8%
Deposit Portfolio
Total Deposit Breakout
(1)
Total Deposit Growth ($ in millions)
1
st
Qtr. 2010 Deposit Cost Summary
Overall Cost of Deposits: 2.27%
Cost of Interest Bearing Deposits: 2.47%
Growth in core, low cost deposits
continues to be a high priority
Marketing campaign focused on increasing
our market share of checking accounts has
netted 4,000 new noninterest bearing
checking accounts in each of the last two
years
As our deposit mix improves so should
our net interest margin and profitability
Brokered deposits represent 10.3% of
total deposits and we have agreed not to
increase our brokered deposits without
prior OTS approval
Source: SNL Financial LC and Company reports
(1) As of March 31, 2010

Pro Forma Capital Ratios
KY Banks and Thrifts (Median Values) (3)
HFBC as of 3/31/2010
HFBC as adjusted (1)
Pro Forma Capital Ratios
(2)
8.34%
13.73%
9.24%
14.12%
0.00%
2.00%
4.00%
6.00%
8.00%
10.00%
12.00%
14.00%
16.00%
18.00%
20.00%
Peers HFBC Peers HFBC
Core Capital to Adj. Assets Total Capital Ratio
10.74%
17.84%
Source: SNL Financial LC  and Company  reports
(1) Assumes that 2,727,273 shares  of our common stock are sold in this  offering at $11.00 per share (based on the  closing price of our common stock on the
NASDAQ Global Market  on June 3, 2010) and that the net proceeds thereof  are  approximately $28.2 million after deducting underwriting discounts  and commissions  and our estimated expenses.  Also assumes that $10.0  million of the net proceeds  are  contributed to the Bank.
(2) Represents  Company  capital ratios.
(3) KY Banks & Thrifts  include  all banks  and thrifts  headquartered in Kentucky that  are  listed on a major stock exchange.
Actual
As Adjusted
(1)
($ in thousands, except per share data)
Shares outstanding……………………………… 3,598,857 6,326,130
Junior subordinated debt……………………….. 10,310 $        10,310 $
Common stock, par value……………………… 41 68
Additional paid in capital……………………… 26,530 54,703
TARP preferred equity 17,988 17,988
Common stock warrant………………………... 556 556
Retained earnings……………............................ 39,415 39,415
Treasury stock……………………..................... (6,495) (6,495)
Accumulated other comprehensive gain…….. 3,998 3,998
Total stockholders' equity.................................. 82,033 $        110,233 $
Total capitalization............................................. 92,343 $        120,543 $
Per Share Data:
Book value per share……………………….. 17.68 $          14.52 $
Tangible book value per share……………… 17.38 14.35
Company Capital Ratios:
Core capital to adjusted total assets………… 8.34% 10.74%
Tier 1 capital to risk weighted assets………. 12.73% 16.83%
Total capital to risk weighted assets……….. 13.73% 17.84%
Bank Capital Ratios:
Core capital to adjusted total assets…………. 8.02% 8.89%
Tier 1 capital to risk weighted assets………… 12.24% 13.71%
Total capital to risk weighted assets…………. 13.25% 14.72%
At March 31, 2010

Financial Metrics
Source: Company reports
At or for the three months
ended March 31, At or for the year ended December 31,
2010 2009 2009 2008 2007 2006 2005
(unaudited)
($ in thousands, except per share data)
Statement of Income:
Net interest income $           7,274 $           6,395 $         26,829 $         23,057 $         20,142 $         17,380 $         14,192
Provision for loan losses 611 974 4,199 2,417 976 1,023 1,250
Non-interest income 2,309 2,359 10,225 8,344 7,231 5,765 4,532
Non-interest expense 6,386 5,962 30,483 22,417 20,553 16,514 11,600
Income before income taxes 2,586 1,818 2,372 6,567 5,844 5,608 5,874
Provision for income taxes 726 552 397 1,952 1,728 1,700 1,744
Net income 1,860 1,266 1,975 4,615 4,116 3,908 4,130
Preferred stock dividends 254 254 1,031 56 - - -
Net income available to common stockholders $           1,606 $           1,012 $              944 $           4,559 $           4,116 $           3,908 $           4,130
Balance Sheet:
Assets $    1,051,850 $       991,131 $    1,029,876 $       967,560 $       808,352 $       770,888 $       639,589
Loans receivable, net 642,474 620,905 642,355 628,356 576,252 494,968 397,310
Deposits 817,539 738,668 794,144 713,005 598,753 569,433 482,728
Subordinated debentures 10,310 10,310 10,310 10,310 10,310 10,310 10,310
Total stockholders' equity 82,033 80,247 79,949 78,284 55,803 52,270 49,842
Performance Ratios:
Return on average assets 0.62% 0.41% 0.09% 0.55% 0.53% 0.56% 0.69%
Return on average equity 7.80 5.06 1.18 8.08 7.84 7.65 8.33
Net interest margin 3.19 2.89 2.97 3.06 2.89 2.71 2.61
Efficiency ratio 64.80 66.85 80.73 70.41 73.66 70.66 61.95
Capital Ratios:
Tangible common equity to tangible assets 5.95% 5.61% 5.87% 5.52% 6.01% 5.73% 7.06%
Core capital to adjusted total assets (Company) 8.34 8.31 8.4 8.4 7.3 7.3 9.1
Tier 1 capital to risk weighted assets (Company) 12.73 12.96 12.7 12.7 10.1 11.0 14.7
Total capital to risk weighted assets (Company) 13.73 14.02 13.8 13.7 11.0 11.8 15.7
Core capital to adjusted total assets (Bank) 8.02 7.74 8.1 7.8 7.0 7.0 8.7
Tier 1 capital to risk weighted assets (Bank) 12.25 12.05 12.2 11.7 9.6 10.4 14.0
Total capital to risk weighted assets (Bank) 13.25 13.12 13.3 12.6 10.5 11.3 15.0
Per Share Data:
Basic earnings per share $              0.45 $              0.28 $              0.26 $              1.28 $              1.15 $              1.08 $              1.13
Diluted earnings per share 0.45 0.28 0.26 1.27 1.14 1.07 1.13
Book value per share 17.68 17.25 17.12 16.70 15.54 14.41 13.66
Tangible book value per share 17.38 15.41 16.80 14.81 13.40 12.03 12.27
Dividends per share 0.12 0.12 0.48 0.48 0.48 0.48 0.48
Weighted average shares outstanding - basic 3,578,073 3,576,791 3,569,969 3,572,127 3,588,163 3,634,138 3,644,178
Weighted average shares outstanding - diluted 3,578,073 3,576,791 3,569,969 3,597,483 3,607,870 3,659,666 3,669,918
Common shares outstanding 3,598,857 3,585,581 3,594,620 3,585,049 3,592,033 3,627,906 3,649,078

7.80%
8.33%
7.65%
7.84%
8.08%
1.18%
0.00%
2.50%
5.00%
7.50%
10.00%
12.50%
15.00%
2005 2006 2007 2008 2009 Q1'10
61.95%
70.66%
73.30%
69.84%
66.88%
63.83%
40.00%
50.00%
60.00%
70.00%
80.00%
2005 2006 2007 2008 2009 Q1'10
0.69%
0.56%
0.53%
0.55%
0.62%
0.09%
0.00%
0.25%
0.50%
0.75%
1.00%
1.25%
1.50%
2005 2006 2007 2008 2009 Q1'10
2.71%
2.61%
2.89%
3.06%
2.97%
3.19%
0.00%
1.00%
2.00%
3.00%
4.00%
5.00%
2005 2006 2007 2008 2009 Q1'10
Historical Performance
Return on Average Equity
Net Interest Margin Efficiency Ratio
(1)
Return on Average Assets
HopFed Bancorp, Inc.
KY Banks & Thrifts (3)
Source: SNL Financial LC and Company reports
0.42%
(2)
5.30%
(2)
(1) Excludes  goodwill impairment and foreclosed property expense.
(2) Excludes  goodwill impairment charge of $5.0 million.
(3) KY Banks & Thrifts  include all banks  and thrifts  headquartered in Kentucky that  are  listed on a major stock exchange.

Why Invest in HopFed Bancorp, Inc.
History of strong financial performance
We have remained profitable during the recent economic downturn and believe that we are positioned to take advantage of future growth opportunities
Strong Asset Quality
Our asset quality metrics have remained superior to our peers
Experienced Management Team
We have an experienced and energetic management team with strong relationships in our market areas
Disciplined approach to internal and external growth
We are confident in our ability to successfully integrate future branch or whole bank acquisitions as well as grow through de novo branches
Attractive Entry Point
Opportunity to invest in a high quality franchise with a proven track record at a significant discount to tangible book value and peer trading multiples
We believe there will be exceptional opportunities for responsible strategic growth in our market areas

Appendix: Company History
1879: The Bank was founded under the name Hopkinsville Building and Loan
Association
1940: The Bank converted to a savings association and began insuring deposits
1983: The Bank became a federal mutual savings bank
1997: HopFed Bancorp, Inc. was incorporated under the laws of Delaware
1998: The Bank converted from a federal mutual savings bank to a federal stock savings bank and the Company became listed on the NASDAQ
2000: John E. Peck named President and Chief Executive Officer
2002: The Bank changed its name from Hopkinsville Federal Savings Bank to
Heritage Bank
2002: Acquired two branch offices in Fulton, Kentucky from Old National Bancorp
2006: Acquired four branch offices in Middle Tennessee from AmSouth Bancorp
2006: Opened first of three branch offices in Clarksville, Tennessee
2008: Issued $18.4 million of Series A Preferred Stock under Capital
Purchase Program to the Treasury
We are a Kentucky-based unitary savings and loan holding company.
Our wholly-owned savings bank subsidiary is Heritage Bank.

Appendix: Non-GAAP Reconciliation
At or for the three
months ended March 31, At or for the year ended December 31,
2010 2009 2009 2008 2007 2006 2005
Book value per common share....................................... 17.68 $      17.25 $      17.12 $      16.70 $      15.54 $      14.41 $      13.66 $
Effect of intangible asset per share................................. 0.30           1.84           0.32           1.89           2.14           2.38           1.39
Tangible book value per common share....................... 17.38 $      15.41 $      16.80 $      14.81 $      13.40 $      12.03 $      12.27 $
Equity to total assets......................................................... 7.80% 8.10% 7.76% 8.10% 6.90% 6.78% 7.79%
Effect of intangible assets................................................. 0.09    0.62    0.09    0.66    0.89    1.05    0.73
Tangible equity to tangible assets.................................. 7.71% 7.48% 7.67% 7.44% 6.01% 5.73% 7.06%
Effect of preferred equity.................................................. 1.76    1.87    1.80    1.92    -             -             -
Tangible common equity to tangible assets................. 5.95% 5.61% 5.87% 5.52% 6.01% 5.73% 7.06%
Return on average assets.................................................. 0.62% 0.41% 0.09% 0.55% 0.53% 0.56% 0.69%
Effect of goodwill impairment charge........................... -             -             0.33    -             -             -             -
Adjusted return on average assets.................................. 0.62% 0.41% 0.42% 0.54% 0.53% 0.56% 0.69%
Return on average equity.................................................. 7.80% 5.06% 1.18% 8.08% 7.84% 7.65% 8.33%
Effect of goodwill impairment charge........................... -             -             4.12    -             -             -             -
Adjusted return on average equity.................................. 7.80% 5.06% 5.30% 8.08% 7.84% 7.65% 8.33%
Efficiency ratio................................................................... 64.80% 66.85% 80.73% 70.41% 73.66% 70.66% 61.95%
Effect of goodwill impairment charge and
foreclosed property expense........................................... 0.97    0.28    13.85    0.57    0.36    0.00    0.00
Adjusted efficiency ratio................................................... 63.83% 66.57% 66.88% 69.84% 73.30% 70.66% 61.95%

John E. Peck Billy C. Duvall President & Chief Executive Officer SVP & Chief Financial Officer (270) 887-8401 (270) 887-8404 john.peck@bankwithheritage.com billy.duvall@bankwithheritage.com